                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)        January 26, 1996
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First Chicago NBD Corporation
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(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Delaware                               1-7127                  38-1984850
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(STATE OR OTHER JURISDICTION         (COMMISSION             (IRS EMPLOYER
  OF INCORPORATION)                  FILE NUMBER)          IDENTIFICATION NO.)


One First National Plaza,  Chicago, IL                               60670
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                           (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE   312-732-4000
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ITEM 5.  OTHER EVENTS
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     First Chicago NBD Corporation and Barrington Bancorp, Inc., Barrington,
Illinois, have announced a definitive agreement for First Chicago NBD to acquire all the outstanding shares of Barrington Bancorp for approximately $17.1 million of First Chicago NBD common stock, or $25.85 per share.

     The exchange ratio for the shares will be based on the average closing price of First Chicago NBD's common stock during a ten day period prior to the closing of the transaction. Following the closing of the transaction, First Chicago NBD expects to repurchase the number of shares of its common stock equal to the number issued for the acquisition. The acquisition will be accounted for as a purchase.

     Barrington also has granted First Chicago NBD an option to purchase up to
19.9 percent of Barrington's currently issued and outstanding shares of common stock upon the occurrence of certain events.

     Barrington Bancorp, which has approximately $68 million in assets, is the holding company for First Federal Savings Bank of Barrington. The deal, which is subject to the receipt of the approval of Barrington Bancorp's stockholders and various regulatory authorities, is expected to close in mid-1996, at which time First Federal Savings Bank will merge into The First National Bank of Chicago.

     The First National Bank of Chicago is a subsidiary of First Chicago NBD Corporation, the nation's 7th largest bank holding company with approximately $122 billion in assets. It is the Midwest's leading provider of financial products and services to consumers, corporations of all sizes, institutional investors and government agencies.



Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         First Chicago NBD Corporation
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                                         (REGISTRANT)


Date:  January 26, 1996                  By: /s/ M. Eileen Kennedy
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                                         Title: Senior Vice President and
                                                Treasurer